THE NASDAQ OMX GROUP, INC. BOARD COMPENSATION POLICY

Amended and Restated on July 27, 2010

Annual Retainer Compensation for Non-Employee Directors

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Annual Non-Employee Director (“Director”) compensation will be based on a compensation year in connection with the Annual Meeting. This enables Directors to receive equity immediately following election and appointment to the Board at the annual shareholders meeting.

•	Annual Retainer compensation will be equal to a total value of $75,000 for each Director, other than the Chairman of the Board and the Deputy Chairman of the Board.

•	Annual Retainer compensation will be equal to a total value of $125,000 for the Chairman of the Board.

•	Annual Retainer compensation will be equal to a total value of $95,000 for the Deputy Chairman of the Board.

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Directors may annually elect to receive 100% or 50% of the Annual Retainer compensation in cash, equity, or two equal portions of cash and equity. If selected, the equity portion of the annual retainer will be paid in the form of equity awards permitted under The Nasdaq OMX Group, Inc. Equity Incentive Plan (the “Equity Plan”) to be awarded automatically on the date of the annual shareholders meeting immediately following election and appointment to the Board. Each Director will have the opportunity to make this election during the thirty (30) day period preceding the annual shareholders meeting.

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Directors will be given an opportunity to review the Director Compensation Policy in advance of the shareholders meeting, and will be asked to make the election prior to the shareholders meeting if a grant of equity is requested. If the Director declines to make an election, the entire Annual Retainer will be paid in cash.

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Calculation of the number of shares of equity to be awarded to Directors who elect to receive part or all of their annual retainer in equity will be valued at 100% of face value and based on the closing price of Common Stock on the date of the grant. Equity awards are non-transferable and must be issued to the Director.

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The cash portion selected will be paid quarterly on arrears, in equal installments, no later than the fifteenth day of the third month following the end of the quarter; provided, however, that a Director will have a right to receive a cash payment for any given quarter only if that person serves as a Director during all or a portion of that quarter, with the cash payment for a quarter being prorated in the case of a person who serves as a Director during only a portion of a quarter (other than on account of death or disability).

•	All Director equity awards will be granted under the Equity Plan.

•	A Director appointed after the annual shareholders meeting will be eligible to receive a prorated share of the annual retainer compensation.

Annual Equity for Non-Employee Directors

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All Directors will receive equity in the form of equity awards permitted under the Equity Plan, such as Restricted Stock Units, in the amount of $75,000 per annum. Equity awards are non-transferable and must be issued to the Director.

•	The annual equity award will be granted to each Director automatically on the date of the annual shareholders meeting immediately following the Director’s election and appointment to the Board.

•	Calculation of the number of shares of equity to be awarded will be valued at 100% of face value and based on the closing price of Common Stock on the date of the grant at a value of $75,000.

•	The equity award vesting schedule and other pertinent information related to the equity grants are discussed below in the equity award section.

•	A Director appointed after the annual shareholders meeting will be eligible to receive a prorated equity grant at the Director’s first Board meeting.

Board and Committee Meeting Fees for Non-Employee Directors

•	Each Director will receive a fee of $1,000 for each Board meeting attended. These fees will be paid quarterly in arrears, no later than the end of the following quarter.

•	Each Director will receive a fee of $1,000 for each Committee meeting attended. These fees will be paid quarterly in arrears, no later than the end of the following quarter.

Annual Committee Chair Fees

•	The Chairperson of the Audit Committee will receive an Annual Chair Fee of $25,000.

•	Each Chairperson of the Finance, Management Compensation, and Corporate Governance Committees will receive an Annual Chair Fee of $15,000.

•	Annual Chair fees will be paid in the form of cash within the first 30 days after the beginning of the annual compensation cycle.

Audit Committee Member Fees

•	Each Non-Chair Member of the Audit Committee will receive an annual membership fee of $5,000.

•	Annual Member fees will be paid in the form of cash within the first 30 days after the beginning of the annual compensation cycle.

Equity Awards

•	Vesting

•	Equity awards will vest 100% one (1) year from the date of grant. Equity awards will also vest upon the scheduled expiration of a Director’s term, if such term is not renewed.

•	Upon a Director’s resignation (other than for death or disability) prior to the end of the Director’s term, equity awards will be forfeited.

•	Upon termination of a Director for “Misconduct,” all equity awards will be forfeited without further consideration to the Director.

•	Upon termination of a Director on account of his death or disability, Equity Awards will vest.

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Shortly after vesting, your vested shares will appear in your account at E*trade. You may view your information by logging directly onto your online E*Trade account at https://us.etrade.com/e/t/user/login_sp. Additionally, you may contact E*Trade’s Executive Services Team at 1.866.987.2339 or via email at executive services@etrade.com

•	Equity Agreements, Share Restrictions & Voting Rights

•	Equity awards will be evidenced by an Equity Award Agreement to be entered into with each Director and will be governed by the Equity Plan.

•	Once vested, shares will be freely tradable. NASDAQ OMX does not have a repurchase right or obligation.

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Shares will be freely transferable upon vesting. Trading in these shares, however, will be subject to the Policy Statement On Trading In NASDAQ OMX and Other Securities By Directors and Officers and to any contractual restrictions on transfer, such as lock-up agreements, that may be applicable

•	Reporting and Disclosure

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SEC Form 4s (Change in Beneficial Ownership) must be filed by each Director with the SEC within 2 days of equity grants. The Director may request NASDAQ OMX’s assistance in the preparation and filing of Section 16 reports via the “COMPANY ASSISTANCE WITH SECTION 16 REPORTING” form and by providing a completed Power of Attorney and CIK/CCC Code, if the Director has a CIK/CCC Code currently assigned.

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Equity will be reflected as stock owned by Directors, if required, in the Beneficial Ownership Table of the NASDAQ OMX Proxy and will be disclosed under the general Director compensation section of the Proxy.